Exhibit 99.1

FOR IMMEDIATE RELEASE

Chilean Operation VTR Completes Merger with Metrópolis
Intercom, Names New CEO and Secures New Financing

Denver, Colorado – April 14, 2005: UnitedGlobalCom, Inc. (“UGC” or “the Company”) (Nasdaq: UCOMA), announced today that its Chilean subsidiary, VTR GlobalCom S.A. (“VTR”), has completed its merger with Metrópolis Intercom S.A. (“Metrópolis”) further strengthening its position as Chile’s leading broadband services provider. Prior to the merger, Metropolis was owned 50% by Liberty Media International, Inc. (“LMI”) and 50% by Cristalerías de Chile S.A. (“Cristalerías”).

In exchange for its interest in Metrópolis, Cristalerías received a 20% interest in VTR and an option to require UGC to purchase its equity interest in VTR at fair market value, subject to a US$140 million floor price.  This put option, which is payable in cash or UGC stock, at UGC’s option, may be exercised at any time between the first and tenth anniversary of the closing date.  For its interest in Metropolis, LMI received VTR indebtedness valued at approximately US$100 million.

UGC has also agreed with LMI that UGC will acquire the $100 million VTR indebtedness from LMI if the proposed business combination between UGC and LMI announced on January 18, 2004 does not close. The purchase price to be paid by UGC for that indebtedness would be 10 million shares of Class A common stock of UGC at $10.00 per share.

In connection with the merger, VTR also assumed Metropolis indebtedness owed to Cristalerías and LMI with an aggregate value of approximately US$21 million and issued approximately US$55 million of shareholder debt to UGC.

As a result of the merger, VTR will add 275,000 revenue generating units (“RGU’s”) to VTR’s 1,005,000 RGU’s, as of December 31, 2004, for a total of approximately 1,280,000 RGU’s, including 744,000 video customers, 215,000 broadband Internet customers and 321,000 telephony customers.

Mike Fries, President and CEO of UGC said, “We are very pleased to have finally completed this merger and we can now begin the process of integrating the two companies. We are focused on quickly achieving the substantial merger synergies which include not only the elimination of a large number of duplicative network and operating expenses, but also the ability to sell VTR’s highly successful triple-play products to the Metrópolis customer base. The combined company will be a clear leader in the Chilean market for video and broadband voice and data services”.

The terms of the transaction were approved by a special committee of independent directors of the UGC Board, which was advised by Morgan Stanley.

In connection with the merger, UGC also announced that Mateo Budinich has been named Chief Executive Officer at VTR. Mr. Budinich was formerly Director General for the Americas at Telefónica Data and, most recently, Director of Fundación Chile. Commenting on Mr. Budinich, Mr. Fries said: “Mateo has had a long and successful career in the Chilean and Latin American technology and telecom industry. Given his proven track record, I am confident that Mateo is the right person to lead VTR into this new era”.

Mr. Fries also commented on the departure of Blas Tomic, former Chief Executive Officer of VTR: “Blas has overseen a fantastic track record of financial and customer growth at VTR over the last six years. We are sad to see Blas leave and wish him the best in his future endeavors”.

As part of the transaction, VTR has also established an additional Chilean peso denominated bank facility (“Tranche B”) providing for up to approximately ChP50.1 billion (equivalent to approximately US$85 million). Net proceeds from Tranche B will be applied to refinance the existing Metrópolis debt of approximately $80 milllion that was not assumed by VTR in connection with the merger. As a result, upon closing, VTR will have approximately $180 million in bank debt financing.

About UnitedGlobalCom

UGC is a leading international provider of video, voice, and broadband Internet services with operations in 16 countries, including 13 countries in Europe. Based on the Company’s operating statistics at December 31, 2004, UGC’s networks reached approximately 16.0 million homes passed and served over 11.6 million RGUs, including approximately 9.5 million video subscribers, 1.4 million broadband Internet subscribers, and 803,500 telephone subscribers.

Forward Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s VTR/Metrópolis combination and indicative put options and the anticipated timing of, and savings from, anticipated merger synergies. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include when, if at all, Cristalerías exercises its put option, and the value of its interest in VTR at such time, our ability to timely and successfully eliminate redundant expenses, the continued use by subscribers and potential subscribers of VTR’s services, changes in the technology and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and achieve assumed margins, completion of the proposed merger between UGC and LMI, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Please visit www.unitedglobal.com for further information or contact:

Richard S.L. Abbott	Claire Appleby
Investor Relations – UGC	Investor Relations – UGC Europe
(303) 220 – 6682	+44 20 7 838 2004
Email: ir@unitedglobal.com	Email: ir@ugceurope.com

Bert Holtkamp
Corporate Communications – UGC Europe
+ 31 (0) 20 778 9447
communications@ugceurope.com